UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF

SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Sonim Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-3336783 (I.R.S. Employer Identification No.)

4445 Eastgate Mall, Suite 200, San Diego, CA (Address of principal executive offices)	92121 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Share Purchase Rights	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable): Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

N/A

(Title of class)

Item 1. Description of Registrant’s Securities to Be Registered.

On April 21, 2025, the Board of Directors (the “Board”) of Sonim Technologies, Inc. (the “Company”), declared a dividend of one preferred share purchase right (“Right”) for each outstanding share of common stock, par value $0.001 per share, of the Company, and adopted a stockholder rights plan, as set forth in the Rights Agreement, dated as of April 21, 2025 (the “Rights Agreement”), by and between the Company and Equiniti Trust Company, LLC, a New York limited liability company, as rights agent. The dividend is payable to stockholders of record of the Company as of the close of business on May 2, 2025.

Each Right will allow its holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock (the “Preferred Shares”), par value $0.001 per share, for $4.00 (the “Purchase Price”), once the Rights become exercisable. The Purchase Price payable, and the number of Preferred Shares or other securities or other property issuable upon exercise of the Rights will be subject to adjustment from time to time to prevent dilution in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01, 3.03 and 5.03 of the Company’s Current Report on Form 8-K filed on April 21, 2025, and is qualified in its entirety by reference to the full text of the Rights Agreement included as Exhibit 4.1 to such Current Report.

Item 2. Exhibits.

Exhibit Number	Description

3.1	Certificate of Designation of Rights, Preferences and Privileges of Series A Junior Participating Preferred filed with the Secretary of State of the State of Delaware on April 21, 2025 (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on April 21, 2025)

4.1	Rights Agreement, dated as of April 21, 2025, by and between Sonim Technologies Inc. and Equiniti Trust Company, LLC, (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on April 21, 2025)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SONIM TECHNOLOGIES, INC.

Date: April 21, 2025	By:	/s/ Clay Crolius
	Name:	Clay Crolius
	Title:	Chief Financial Officer